Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Glenn Sandgren	For Immediate Release
	Chief Executive Officer	August 7, 2020
(218) 628-2217

IKONICS ANNOUNCES SECOND QUARTER 2020 RESULTS

DULUTH, MN - IKONICS Corporation (the “Company” or “IKONICS”) (Nasdaq:IKNX), a Duluth-based imaging technology company, announced second quarter 2020 earnings. IKONICS recorded second quarter 2020 revenue of $2,572,000 compared to $4,596,000 in 2019, a decline of 44%. IKONICS posted a second quarter 2020 loss of $1,042,000, or $0.53 per diluted share, compared to a loss of $116,000, or $0.06 per diluted share, for the same period in 2019. For the six months ended June 30, 2020, the Company realized a net loss of $0.82 per diluted share compared to a net loss of $0.29 per diluted share for the same period in 2019.

Glenn Sandgren, IKONICS CEO stated, “The second quarter was unprecedented in many ways, and it created a multitude of challenges for IKONICS. Most importantly, we implemented work rules that allow us to function at a high level while maintaining a safe environment for our employees. IKONICS did show a significant second quarter loss directly attributable to the COVID-19 pandemic. The majority of our customers’ operations were also negatively impacted by the COVID-19 pandemic during the quarter, so the results were not a surprise. Fortunately, we took strong and decisive actions early on to improve the Company’s longer-term liquidity including the furloughing of approximately 40% of our workforce, reductions in Board and Officer compensation, suspension of the Company’s contribution to its 401(k) retirement plan and the elimination of all non-essential expenditures. We expect to see the full impact of these costs reduction efforts in the third quarter of this year.

The business climate continues to improve, but it is far from 2019 levels. Because of this, we have extended our partial workforce furlough enacted in June until August 31. At that point, we should have a much clearer understanding of the 2020 second half sales trends.”

Key business points:

-	The majority of IKONICS customers were closed most of the second quarter and have reopened. We have experienced month over month sales increases since April.

-	Efforts to improve cash flow have been successful, and the Company is on a sustainable path, barring additional COVID-19 related shutdowns or reductions.

-	IKONART™ has received wide customer acclaim and continues its positive sales growth trajectory fueled by our new textile and adjunct craft products.

Sandgren continued, “It is impossible to predict the full impact of the COVID-19 pandemic on the Company, but we are encouraged by the current sales trends. We expect that the negative impacts of the continued cancellation of major events and the likely long-term downturn of the Aerospace Industry will affect our future revenue. However, the cost cutting actions implemented combined with strategic opportunities anticipated to emerge from disrupted supply chains provide a foundation to protect shareholder value.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, new products, new business initiatives, customer behavior, market trends, and the impacts of the COVID-19 pandemic and efforts to mitigate the same that involve risks and uncertainties. The Company's actual results could differ materially as a result of domestic and global economic conditions, downturns in the aerospace or automotive industries, unexpected production delays by customers using the Company’s products, competitive market conditions, changes in consumer preferences, inability to commercialize technologies the Company is developing on the anticipated timeline or at all, acceptance of new products the Company offers, introduction of new products or technologies by competitors, unexpected capital expenditure requirements, delays in completing planned expansions, the ability to control operating costs without impacting growth as well as the factors described in the Company's Forms 10-K, and 10-Q, and other reports on file with the SEC.

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
For the Three and Six Months Ended June 30, 2020 and 2019

	Three Months Ended		Six Months Ended
	6/30/20	6/30/19	6/30/20	6/30/19
Net sales	$2,572,439	$4,596,411	$6,069,631	$8,125,102

Cost of goods sold	2,187,544	3,167,982	4,531,504	5,687,554

Gross profit	384,895	1,428,429	1,538,127	2,437,548

Operating expenses	1,403,484	1,609,326	3,368,084	3,170,133

Loss from operations	(1,018,589)	(180,897)	(1,829,957)	(732,585)

Interest expense	(24,623)	(22,515)	(46,107)	(44,790)

Other Income	1,766	17,303	8,683	33,497

Loss before income taxes	(1,041,446)	(186,109)	(1,867,381)	(743,878)

Income tax benefit	0	(70,398)	(238,929)	(173,136)

Net loss	$(1,041,446)	$(115,711)	$(1,628,452)	$(570,742)

Loss per common share-basic and diluted	$(0.53)	$(0.06)	$(0.82)	$(0.29)

Average diluted shares outstanding	1,976,354	1,982,275	1,976,354	1,982,910

CONDENSED BALANCE SHEETS
As of June 30, 2020 and December 31, 2019

	6/30/2020	12/31/2019
	(unaudited)
Assets
Current assets	$7,480,288	$8,692,188
Property, plant, and equipment, net	7,714,492	7,915,984
Intangible assets, net	253,824	271,369
	$15,448,604	$16,879,541
Liabilities and Stockholders' Equity
Current liabilities	$4,131,472	$1,934,486
Long-term debt	681,510	2,688,357
Stockholders' equity	10,635,622	12,256,698
	$15,448,604	$16,879,541

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
For the Six Months Ended June 30, 2020 and 2019

	6/30/2020	6/30/2019
Net cash used in operating activities	$(1,189,335)	$(768,925)
Net cash provided by (used in) investing activities	2,060,898	(466,296)
Net cash provided by (used in) financing activities	1,142,897	(90,730)

Net increase (decrease) in cash and cash equivalents	2,014,460	(1,325,951)
Cash and cash equivalents at beginning of period	963,649	1,623,137

Cash and cash equivalents at end of period	$2,978,109	$297,186